Exhibit 99.1


              iSECUREtrac Awarded GPS Monitoring For Tennessee BOPP
                    Up to 650 Sex Offenders Will Be Monitored

         OMAHA, Neb.-- September 1, 2005- iSECUREtrac(TM) Corp. (OTCBB: ISRE), an industry leader in offender monitoring solutions utilizing global positioning systems (GPS) and wireless technologies, announced today that the Tennessee Board of Probation and Parole (BOPP) is preparing to implement the largest, to date, Global Positioning System (GPS) for sex offenders in the U.S. and perhaps internationally. Beginning in September, the satellite-based GPS project will allow up to approximately 650 sex offenders, all under probation and parole supervision in Tennessee, to be monitored at one time. The pilot program is made possible by a $2.5 million appropriation from the legislature and will be piloted in select counties throughout Tennessee. These counties include: Shelby, Davidson, Knox, Sullivan, Bradley, McMinn, Polk, Rutherford, Cannon, Montgomery and Sumner.

         The Board of Probation and Parole, through a competitive bid process, has selected iSECUREtrac Corporation to provide the equipment, training and monitoring for the GPS program. BOPP will also establish a centralized monitoring station to collect data from iSECUREtrac and determine appropriate field action by BOPP Officers and/or law enforcement. The centralized monitoring station will operate 24 hours a day, seven days a week.

         "The Board of Probation and Parole required real-time monitoring with the widest wireless coverage available," said Tom Wharton, CEO of iSECUREtrac Corp. "iSECUREtrac provides the largest wireless network and the fastest response time in the industry. In addition, the rapid deployment of 650 units in one month will allow iSECUREtrac to showcase not only its monitoring hardware and tracNET24 software, but also its service, support, and program implementation capabilities."

         "This will not only be the largest sex offender monitoring program in the country, but one of the largest GPS monitoring programs in general," said David Vana, CFO of iSECUREtrac. "When it is fully implemented, it is expected to increase our recurring monitoring revenues by over 40%."

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         The one-year pilot program will be independently evaluated by the
Criminal Justice Department at Middle Tennessee State University and regular reports will be made to the legislature regarding the program's progress and results. After the one-year pilot period, the legislature will decide to continue, increase, decrease, or discontinue funding for the monitoring program.

         According to BOPP Executive Director, Bo Irvin, "The GPS tracking system will add an important tool to the resources available to our supervising Officers". Mr. Irvin also states, "We do not want the public to be led to believe that GPS will prevent sex offenses but GPS experiences in the other states do lead us to feel that it will prove to be a strong deterrent to re-offending and will lead to improved public safety, enhanced ability for Probation and Parole Officers to manage sex offenders in the community, and to provide fast analysis and response to offender compliance. BOPP is pleased to be a part of this relatively new and innovative technological approach to monitoring sex offenders."

About iSECUREtrac
iSECUREtrac Corp is a technology and information services company providing advanced GPS tracking solutions for the remote tracking and monitoring of individuals, including real time data collection, secure remote reporting, and data warehousing. iSECUREtrac is currently focused in the area of Law Enforcement, Corrections, and Homeland Security for monitoring offenders in community release programs, such as sex offenders and other persons requiring community supervision. iSECUREtrac's GPS monitoring systems are designed to improve public safety, enhance the management of monitoring information, provide the fastest analysis and response, and reduce the financial cost of incarceration. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.

About the Tennessee Board of Probation and Parole
The Board of Probation and Parole is an independent State Commission governed by a seven member Board, all appointed by the Governor. The Board is charged with the responsibility for deciding which felony offenders will be granted parole and released from incarceration to community-based supervision. Along with the supervision of those granted parole, the Board is also responsible for supervising felony offenders who are placed on probation by Criminal Courts. The Board of Probation and Parole is responsible for the supervision of over 49,000 offenders in Tennessee.

Safe Harbor
This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business.

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The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

Company Contacts:
iSECUREtrac Corp., Tom Wharton or David Vana, (402) 537-0022
Investor Relations, Liolios Group Inc, Scott Liolios or Ron Both, 949-574-386